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                                                                    EXHIBIT 5.1

[COOLEY GODWARD LLP LETTERHEAD]


July 14, 2000


Molecular Devices Corporation
1311 Orleans Drive
Sunnyvale, CA 94089

Ladies and Gentlemen:

We have acted as counsel for Molecular Devices Corporation, a Delaware corporation (the "Company") in connection with the merger (the "Merger") and other transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated as of June 7, 2000, by and among the Company, Mercury Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), and LJL BioSystems, Inc., a Delaware corporation ("LJL BioSystems"). This opinion is being furnished in connection with a Registration Statement on Form S-4 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission covering the offer and sale of 5,057,135 shares of the Company's common stock, $0.001 par value per share ("Common Stock"), to be issued in connection with the Merger.

In rendering this opinion, we have examined the following documents: (i) the Company's Amended and Restated Certificate of Incorporation and Bylaws; (ii) the resolutions adopted by the Board of Directors of the Company on June 6, 2000;
(iii) the Registration Statement; and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the below opinion.


Based upon and subject to the foregoing, in our opinion, the shares of Common Stock of the Company which are being offered and sold by the Company pursuant to the Registration Statement, when sold and issued in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.


We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."

Very Truly Yours,

COOLEY GODWARD LLP

By:

        /s/ Suzanne Sawochka Hooper
        -------------------------------------
        Suzanne Sawochka Hooper